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                                   EXHIBIT 1.2

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER is entered into as of this 18th day of October, 2000, by and among BAB Holdings, Inc., an Illinois corporation ("BAB Holdings"), and BAB (Delaware), Inc., a Delaware corporation ("BAB Delaware"). BAB Holdings and BAB Delaware are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                              W I T N E S S E T H:

      WHEREAS, BAB Holdings is a corporation duly organized and validly existing under the laws of the State of Illinois, and BAB Delaware is a corporation duly organized and validly existing under the laws of the State of Delaware; and

      WHEREAS, BAB Holdings is the owner of 100% of the issued and outstanding capital stock of BAB Delaware, and

      WHEREAS, the Board of Directors of BAB Holdings, by resolutions duly adopted, has approved this Agreement and Plan of Merger and declared it to be advisable and in the best interests of the Constituent Corporations and their shareholders that BAB Holdings merge with and into BAB Delaware, with BAB Delaware to be the surviving entity, in the manner and upon the terms and conditions set forth herein and pursuant to the applicable laws of the State of Illinois and the State of Delaware (the "Merger").

      NOW, THEREFORE, for the purpose of effecting such Merger and prescribing the terms and conditions thereof and in consideration of the mutual covenants and agreements contained herein, the Constituent Corporations, intending to be legally bound, hereby covenant and agree as follows:

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      1. Merger. Upon compliance with the applicable provisions of the laws of the State of Illinois and the State of Delaware and receipt of all applicable consents, approvals and certificates of third parties and governmental and regulatory authorities, then, on the Effective Date (as hereinafter defined), BAB Holdings shall be merged with and into BAB Delaware and thereupon the separate existence of BAB Holdings shall cease and BAB Delaware shall continue to exist as the "Surviving Corporation."

      2. Certificate of Incorporation and By-laws of Surviving Corporation. Unless otherwise determined by the Surviving Corporation before the Effective Date, upon the Effective Date, the Certificate of Incorporation and By-laws of BAB Delaware, as in effect immediately before the Merger, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and By-laws; provided that the Certificate of Incorporation of the Surviving Corporation shall be amended to change its name to "Planet Zanett, Inc."

      3. Directors and Officers of Surviving Corporation. The persons set forth on Exhibit "A" to this Agreement and Plan of Merger shall be the initial directors and officers of the Surviving Corporation as of the Effective Date. If on the Effective Date a vacancy shall exist in any directorship or office of the Surviving Corporation, such vacancy shall thereafter be filled in the manner provided by law and the By-laws of the Surviving Corporation.

      4. Effective Date. The Effective Date of the Merger shall be the date of filing with the office of the Secretary of State.

      5. Conversion of Securities. By virtue of and subject to the other provisions of this Merger, on the Effective Date, BAB Delaware shall issue one
(1) share of common stock to the holder of each share of common stock of BAB Holdings upon surrender of the certificate therefor, and all shares of common stock of BAB Holdings issued and outstanding immediately prior to the


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Effective Date shall, by virtue of the Merger, be canceled. Following the
Effective Date and until such time as it is surrendered, each certificate evidencing shares of BAB Holdings common stock shall be deemed to evidence an equal number of share of common stock of BAB Delaware.

      6. State Filings. The proper officers of the Constituent Corporations shall make and execute all certificates and documents required by the State of Illinois and the State of Delaware to effect the Merger and shall cause the same to be filed, in the manner provided by law, and shall do all things, whether within or without the State of Illinois or the State of Delaware, which may be necessary and proper to effect the Merger.

      7. Effect of Merger. On the Effective Date:

            (a) The separate existence of BAB Holdings shall cease and BAB Delaware shall continue to exist as the Surviving Corporation.

            (b) All shares of capital stock of BAB Delaware held by BAB Holdings shall, by virtue of the Merger, be canceled.

            (c) Without further act or deed, all as more fully set forth under the applicable provisions of the laws of the State of Illinois and the State of Delaware, the Surviving Corporation shall succeed to and possess all of the assets, rights, privileges, immunities, powers, purposes and franchises of BAB Holdings, and shall be subject to and hereby expressly assume all of the obligations, restrictions and liabilities of BAB Holdings.

      8. Modification of Merger.

            (a) This Agreement and Plan of Merger may be terminated and abandoned by the Board of Directors of either Constituent Corporation at any time prior to the Effective Date. In the event of such termination, this Agreement and Plan of Merger shall be void and have no effect, without any liability on the part of any of the Constituent Corporations, their respective shareholders, directors or officers.


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            (b) Upon the authorization of the Board of Directors of either
Constituent Corporation, at any time prior to the Effective Date, this Agreement and Plan of Merger may be modified and amended in any manner which may be necessary or appropriate to conform it to the requirements of the laws of the State of Illinois or the State of Delaware.

      9. Further Assurances. If at any time after the Effective Date, the Surviving Corporation shall determine that any further actions or instruments of conveyance are necessary or desirable in order to vest in and confirm to the Surviving Corporation full title to and possession of all of the properties, assets, rights, privileges and franchises of BAB Holdings and/or all of the obligations, restrictions and liabilities of BAB Holdings, then the officers of Surviving Corporation, or at their request the persons who were officers and directors of BAB Holdings immediately prior to the Effective Date, shall, as such officers and directors, take all such actions and execute and deliver all such instruments as the Surviving Corporation may determine to be necessary or desirable.


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      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement and Plan of Merger on the date first above written.


                                            BAB HOLDINGS, INC.,
                                            an Illinois corporation

                                       By:  /s/ Michael K. Murtaugh
                                            ----------------------------------
                                            Michael K. Murtaugh
                                            Vice President and General Counsel


                                            BAB (DELAWARE), INC.,
                                            a Delaware corporation

                                       By:   /s/ Michael K. Murtaugh
                                            ----------------------------------
                                            Michael K. Murtaugh
                                            President


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                                    EXHIBIT A

Directors:       David M. McCarthy
                 Claudio M. Guazzoni
                 Sebastion Cassetta
                 Dr. Andrew Schiff

Officers:        David McCarthy - Chief Executive Officer and Treasurer
                 Claudio Guazzoni - President and Secretary


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